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                     August 3, 2021

       Jonas Grossman
       Chief Executive Officer
       Chardan Healthcare Acquisition 2 Corp.
       17 State Street, 21st Floor
       New York, NY 10004

                                                        Re: Chardan Healthcare
Acquisition 2 Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 4, 2021
                                                            File No. 001-39271

       Dear Mr. Grossman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Ryan J. Maierson, Esq.